                                                                      EXHIBIT 12



                            Waste Management, Inc.

                      Ratio of Earnings to Fixed Charges

                                  (Unaudited)

                      (millions of dollars, except ratio)

                                                  Three Months Ended March 31
                                               ----------------------------------
                                                  1996        1997        1998
                                               ----------  ----------  ----------
Income From Continuing Operations Before
  Income Taxes, Undistributed Earnings
  from Affiliated Companies and
  Minority Interest..........................     $262.2      $267.7      $195.2

Interest Expense.............................      116.4       121.8       119.2

Capitalized Interest.........................       (7.7)       (6.7)       (3.6)

One-Third of Rents Payable in the Next Year         13.8        12.5        11.5
                                                  ------      ------      ------

Income From Continuing Operations Before
  Income Taxes, Undistributed Earnings
  from Affiliated Companies, Minority
  Interest, Interest and One-Third
  of Rents...................................     $384.7      $395.3      $322.3
                                                  ======      ======      ======

Interest Expense.............................     $116.4      $121.8      $119.2

One-Third of Rents Payable in the Next Year         13.8        12.5        11.5
                                                  ------      ------      ------

Interest Expense plus One-Third of Rents.....     $130.2      $134.3      $130.7
                                                  ======      ======      ======

Ratio of Earnings to Fixed Charges...........  2.95 to 1   2.94 to 1   2.47 to 1
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